EXHIBIT 99

Contact: Michelle Sullivan

(617) 368-5165

BOSTON BEER REPORTS 2010 INCREASE IN EPS EXPECTATIONS

AND INITIAL 2011 EPS PROJECTION

BOSTON, MA (12/14/10) -- The Boston Beer Company, Inc. (NYSE: SAM), based on information of which the Company is currently aware, now expects its 2010 earnings per diluted share range to be between $3.30 and $3.60. This increase is primarily due to increased shipment volumes and the timing of certain selling, general and administrative expenses. Shipments and orders in-hand now suggest that core shipments year-to-date through December 2010 will be up approximately 12% compared to the same period in 2009. The Company also now projects full-year depletions growth of between 11% and 13%, based on its analysis of year-to-date depletions versus 2009.

The Company’s initial 2011 financial plan projects 2011 earnings per diluted share of $3.95, which is prior to considering the impact of implementing the Company’s Freshest Beer Program. Actual results may vary materially from this initial projection.

The Boston Beer Company began in 1984 with a generations-old family recipe that Founder and Brewer Jim Koch uncovered in his father’s attic. After bringing the recipe to life in his kitchen, Jim brought it to bars in Boston with the belief that drinkers would appreciate a complex, full-flavored beer, brewed fresh in America. That beer was Samuel Adams Boston Lager®, and it helped catalyze what became known as the American craft beer revolution.

Today, the Company brews more than 21 styles of beer. The Company uses the traditional four vessel brewing process and often takes extra steps like dry-hopping and a secondary fermentation known as krausening. It passionately pursues the development of new styles and the perfection of its classic beers by constantly searching for the world’s finest ingredients. While resurrecting traditional brewing methods, the Company has earned a reputation as a pioneer in another revolution, the “extreme beer” movement, where it seeks to challenge drinkers’ perceptions of what beer can be. The Boston Beer Company strives to elevate the image of American craft beer by entering festivals and competitions the world over, and in the past five years it has won more awards in international beer competitions than any other brewery in the world. The Company remains independent, and brewing quality beer remains its single focus. While the Company is the country’s largest-selling craft beer, it accounts for only about nine-tenths of one percent of the U.S. beer market. For more information, please visit www.samueladams.com.

Statements made in this press release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including, but not limited to, the Company’s report on Form 10-K for the years ended December 26, 2009 and December 27, 2008. Copies of these documents may be found on the Company’s website, www.bostonbeer.com, or obtained by contacting the Company or the SEC.

Tuesday, December 14, 2010